Exhibit 99.1

OSG                                                                                                                               Press Release

Overseas Shipholding Group, Inc.

MMARITRANS

For Immediate Release

OVERSEAS SHIPHOLDING GROUP ACQUIRES MARITRANS

Transaction Makes OSG A Leading Player in the Jones Act Trade

New York, NY and Tampa, FL - November 28, 2006 - Overseas Shipholding Group, Inc. (NYSE: OSG) and Maritrans Inc. (NYSE: TUG) jointly announced today that OSG has completed the acquisition of Maritrans Inc., a leading U.S. Flag crude oil and petroleum product shipping company that owns and operates one of the largest fleets of double hull Jones Act vessels serving the East and U.S. Gulf coastwise trades. The acquisition was made pursuant to the definitive merger agreement between the companies announced on September 25, 2006.

At a special meeting of stockholders of Maritrans held earlier today in Philadelphia, Pennsylvania, stockholders holding greater than a majority of Maritrans' outstanding shares approved and adopted the merger agreement. Following the stockholder vote and in accordance with the merger agreement, Maritrans was merged with a wholly-owned subsidiary of OSG, and each outstanding share of Maritrans' common stock was converted into the right to receive $37.50 per share in cash. Based on 12.0 million shares outstanding and the assumption of net debt outstanding as of September 30, 2006, the transaction is valued at $471 million. OSG financed the acquisition with borrowings under its revolving credit agreement and intends to repay up to $300 million of this amount from qualified withdrawals under its Capital Construction Fund (CCF). The transaction is expected to be immediately accretive to OSG's earnings, before consideration of any transaction synergies. Maritrans will be renamed "OSG America, Inc." in connection with the transaction.

As a result of the combination, OSG's U.S. Flag fleet now totals 35 operating and newbuild vessels that include handysize product carriers, a car carrier, dry bulk carriers and articulated tug barges. OSG's U.S. Flag fleet provides U.S.-based companies with a broad range of short-haul and long-haul transportation and lightering services. The strategic acquisition also gives OSG a presence in all four major U.S. trading routes; intra U.S.-Gulf, U.S. Gulf to the East Coast, U.S. Gulf to the West Coast and the Alaskan North Slope trades.

Morten Arntzen, President and Chief Executive Officer of OSG, commented, "We view having a leading presence in the Jones Act trade as integral to our long-term strategy of growth and diversification. As a leading player in the U.S. coastwise trade, we can provide commercial and government customers a diversified portfolio of services. Our fleet of high quality tankers and barges coupled with an experienced team of more than 930 sea and shore-based professionals, enables us to continue to provide superior customer service as well as serving as a platform for future expansion."

"The predominantly medium and long-term nature of U.S. Flag revenues support our balanced chartering strategy, thus enhancing the stability of OSG's future earnings overall," stated Myles Itkin, Executive Vice President and Chief Financial Officer of OSG. "Additionally, OSG derives substantial economic benefit by being able to apply its CCF fund to this transaction."

Jonathan P. Whitworth, 39, appointed Senior Vice President of OSG and Head of the U.S. Flag Strategic Business Unit in conjunction with the transaction, commented, "Since 1998, Maritrans has been actively engaged in a double-hull rebuilding program aimed at ensuring that its Jones Act fleet is 100% compliant with the U.S. Oil Pollution Act of 1990. Maritrans' patented barge rebuilding process allows articulated tug barges to be converted at a significant cost advantage. The rebuild and newbuild programs of the newly combined Company comprise thirteen vessels, including the Overseas Houston, which will be delivered next month and has been chartered to Shell, and the articulated tug and barge unit, the Overseas Vision and M350, which is scheduled to deliver late next year and commence a long-term charter to Sunoco. The newbuild program with vessels delivering through 2010 provides needed tonnage in the Jones Act trade, which is facing a significant phase-out of non-OPA compliant vessels."

Mr. Whitworth will lead OSG's U.S. Flag strategic business unit from its offices in Tampa, Florida and will report directly to Mr. Arntzen. The management team of OSG's U.S. Flag unit includes Eric F. Smith, 41, who previously led the unit, as Chief Commercial Officer and Head of Government Affairs, Jack Robinson, 57, as Vice President Marine Operations, Christopher J. Flanagan, 47, as Vice President Marine Technical, Norman D. Gauslow, 60, as Vice President Marine Labor Relations and Matthew J. Yacavone, 39, as Vice President Business Development.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with a combined owned, operated and newbuild fleet of 136 vessels aggregating 13.5 million dwt and 865,000 cbm, as of today. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.

Forward-Looking Statements
This release contains forward-looking statements regarding OSG's prospects, including the outlook for tanker markets, changing oil trading patterns, the ability to attract and retain customers, the likelihood of OSG using the Capital Construction Fund, the delivery of OSG's newbuild vessels, the projected growth of the U.S. Flag tanker fleets and the forecast of U.S. economic activity and U.S. oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in OSG's Annual Report on Form 10-K.

Investor Contact
Jennifer L. Schlueter
Head of Investor Relations and Corporate Communications
Telephone: +1 212 578 1634

Media Contact
Helen Harris
Manager Corporate Communications
Telephone: +1 813 209 0694

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